Exhibit 34.2

Report of Independent Registered Public Accounting Firm

To the management of Macquarie Securities Management Pty Limited:

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Regulation AB Servicing Criteria (“Management’s Report”), that Macquarie Securities Management Pty Limited (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions for which the Asserting Party served as servicer that are backed by lease contracts, hire purchase contracts and loan contracts in relation to motor vehicle assets that were registered with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933 and in respect of which publicly issued asset-backed securities remain outstanding as at the last day of the financial year ending 31 March 2018 to which this report relates (the “Platform”), as of March 31, 2018 and for the year then ended, excluding the criteria which the Company has determined are not applicable to the servicing activities performed by them with respect to the Platform, as indicated Management’s Report. Macquarie Securities Management Pty Limited’s management is responsible for its assertion and for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the applicable servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that Macquarie Securities Management Pty Limited complied with the aforementioned applicable servicing criteria as of and for the year ended March 31, 2018 for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Sydney, Australia

June 26, 2018

PricewaterhouseCoopers, ABN 52 780 433 757

One International Towers Sydney, Watermans Quay, Barangaroo NSW 2000,

GPO BOX 2650 Sydney NSW 2001

www.pwc.com.au

T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.